Exhibit 99.1

PRESS RELEASE

CARDIONET, INC. APPOINTS JOSEPH H. CAPPER PRESIDENT AND CHIEF EXECUTIVE OFFICER

CONSHOHOCKEN, Pa., Jun 15, 2010 (BUSINESS WIRE) —CardioNet, Inc., (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, announced today that its Board of Directors has appointed Joseph H. (Joe) Capper as President and Chief Executive Officer, effective immediately. He succeeds Randy H. Thurman who remains Chairman of the Board of Directors.

On behalf of the CardioNet, Inc. Board of Directors, Randy Thurman, Chairman, said, “After a thorough and comprehensive search, CardioNet was fortunate to identify Joe as an excellent candidate with the experience and track record to join CardioNet as our President and CEO. Joe brings an outstanding background as CEO of medical diagnostic companies and has an excellent foundation in sales from his early Bayer experience. As importantly, Joe has established himself as a strategically-oriented leader with a history of generating results and stakeholder value. His corporate and military background demonstrates his hands-on approach, strong sense of character, values and ability to lead organizations. CardioNet’s technology, strong balance sheet and leadership in its industry are well served by Joe’s appointment as CEO.”

Mr. Capper was previously President, Chief Executive Officer and member of the Board of Directors of Home Diagnostics, Inc. previously a NASDAQ listed company that is a leading developer, manufacturer and marketer of diabetes management products. Mr. Capper joined Home Diagnostics, Inc. in 2009 and positioned the Company for a strategic merger in a transaction that created substantial value to its stakeholders. During his tenure as CEO, Home Diagnostics, Inc. was the leader in its industry segment and consistently exceeded revenue and earnings expectations.

Prior to Home Diagnostics, Mr. Capper was President and CEO of CCS Medical Inc. a private company that is a leading provider of medical supplies in diabetes, wound care, respiratory and other therapeutic categories. CCS Medical, Inc. is one of the largest providers of diabetes and respiratory testing supplies to Medicare beneficiaries. During Mr. Capper’s tenure as CEO, revenues grew from $60 million to over $500 million through organic growth and acquisitions.

Mr. Capper remarked, “I am excited to have this tremendous opportunity to join CardioNet and work with the outstanding team that Randy has put in place. CardioNet’s MCOT(TM) system has been gaining traction in the medical community as the leading wireless technology for monitoring cardiac arrhythmias and is one of the most innovative technologies in healthcare. I look forward to utilizing my years in the medical diagnostic arena to drive MCOT(TM) adoption and leverage our platform to build the leading company in wireless medicine.”

Earlier in his career, Mr. Capper spent nine years with Bayer Corporation, ultimately becoming National Sales Director of the Diabetic Products Division where he led a 180 person sales organization with responsibility for over $350 million in revenue. Mr. Capper also has a distinguished service record having served in the U.S. Navy as a combat aviator and subsequently as a Congressional Liaison. Mr. Capper has a B.S. degree in Accounting from West Chester University and a M.B.A. in International Finance from George Washington University.

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOT(TM)). More information can be found at http://www.cardionet.com.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “potential,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the success of our efforts to address the operational issues, including cost savings initiatives, changes to reimbursement levels for our products and the success of our attempts to achieve a national rate from CMS, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

SOURCE: CardioNet, Inc.

CardioNet, Inc.
Liz Watts
Investor Relations
800-908-7103
investorrelations@cardionet.com